Exhibit 10.8

FIFTH THIRD BANCORP

Description of Vantiv, Inc. Director Compensation for Paul L. Reynolds and Greg D. Carmichael

On March 21, 2012, in connection with the initial public offering of Vantiv, Inc. (“Vantiv”), indirect wholly owned subsidiaries of Fifth Third Bancorp (“Fifth Third”) received Class B Common Stock of Vantiv entitling them to elect two directors to the board of directors of Vantiv (the “Class B Directors”), and on that date, Greg D. Carmichael, Executive Vice President and Chief Operating Officer of Fifth Third, and Paul L. Reynolds, Executive Vice President and Chief Risk Officer of Fifth Third, were elected to the board of directors of Vantiv as the Class B Directors.

Messrs. Carmichael and Reynolds will receive compensation from Vantiv for their service as directors, which will consist of the following:

•	an annual cash retainer of $80,000; and

•

an annual equity grant of $120,000 of value-denominated, full-value restricted stock units, which will vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of stock following the termination of the director’s service.

In addition, on March 21, 2012, Messrs. Carmichael and Reynolds were awarded 7,058 restricted stock units, which will vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of Class A common stock following the termination of the director’s service.

None of the aforementioned compensation has been or will be paid by Fifth Third. The terms of the compensation paid to Messrs. Carmichael and Reynolds by Vantiv are the same as the terms of the compensation paid to all other directors of Vantiv, other than its chairman and its chief executive officer.